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EXHIBIT 99.1

CONTACT:	Thomas T. Hendrickson Chief Administrative Officer and Chief Financial Officer The Sports Authority 720-475-2293	Investor/Press Relations: Chad A. Jacobs/Megan McDonnell Integrated Corporate Relations, Inc. 203-222-9013

THE SPORTS AUTHORITY INCREASES SALES AND EARNINGS GUIDANCE
Third quarter diluted EPS forecast increased to
$0.13—$0.15, excluding integration costs

        Englewood, CO—October 13, 2003—The Sports Authority, Inc. (NYSE: TSA) today increased its sales and earnings guidance for the third quarter ending November 1, 2003 and fiscal year 2003 ending January 31, 2004.

        The Company announced that based on recent trends, it expects to report third quarter total sales of approximately $550 million and comparable store sales ranging between +1% to +2%. The Company now expects third quarter earnings to range between $0.13 and $0.15 per fully diluted share which compares to the Company's previous earnings guidance of $0.03 to $0.05 per fully diluted share. For fiscal year 2003, the Company now expects full year earnings to be between $1.98 and $2.03 per fully diluted share. All earnings estimates are exclusive of one-time merger integration costs.

        Doug Morton, Vice Chairman and Chief Executive Officer of The Sports Authority, commented, "Our strong results for the third quarter thus far have been driven by a consistent positive comparable store sales performance in both the former Gart Sports Company and Sports Authority stores. This performance reflects how well the merger integration process has gone to date. We remain committed to further leveraging our leadership position in the marketplace and capitalizing on the many growth opportunities that still lie ahead."

        The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. The Sports Authority operates 383 stores in 45 states under The Sports Authority, Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

        This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart's and The Sports Authority's filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies' specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward- looking statements as a result of new information or future events or developments.

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THE SPORTS AUTHORITY INCREASES SALES AND EARNINGS GUIDANCE Third quarter diluted EPS forecast increased to $0.13—$0.15, excluding integration costs